Exhibit 99.1

Total System Services, Inc.

1600 First Avenue	+1.706.649.2307
Post Office Box 2567	+1.706.649.5740
Columbus GA 31902-2567	www.tsys.com

For immediate release:

Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Responds to Synovus Spin-off Announcement

Columbus, Ga., July 24, 2007 — Today, TSYS acknowledged that Synovus Financial Corp., which owns 80.8% of TSYS’ outstanding stock, will ask its Board of Directors to consider whether to distribute its ownership interest in TSYS to Synovus’ shareholders in a spin-off transaction. Synovus will also ask its Board to appoint a special committee of independent Synovus directors to make a recommendation regarding the spin-off. We expect that any decision to proceed with a spin-off likely will be conditioned, among other things, on a pre-spin cash dividend being paid by TSYS to all of TSYS’ shareholders, including Synovus.

In light of the expected consideration of this matter by the Synovus special committee and Board, the TSYS Board of Directors will form a special committee of independent TSYS directors to consider the terms of any proposed spin-off by Synovus of its ownership interest in TSYS, including the size of the pre-spin cash dividend.

No assurances can be given regarding the timing or terms of any spin-off, or whether any spin-off will in fact occur. In addition, no further comment about this issue will be made until the Synovus Board has announced a decision.

About TSYS

TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit and prepaid services for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. Based in Columbus, Ga., TSYS (NYSE: TSS) is closely held by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” for 10 consecutive years. For more information, contact news@tsys.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the potential distribution by Synovus of its ownership interest in TSYS and expectations that any such distribution would include a cash dividend payable to all TSYS shareholders. These statements are based on the current beliefs and expectations of TSYS’

2007

management and are subject to significant risks and uncertainties. There can be no assurance that any such distribution will occur and, if such distribution does occur, it may be on substantially different terms and conditions than are contemplated by the forward-looking statements. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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2007